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                                  EXIHIBIT 12.1

                      NEWMARK HOMES CORP. AND SUBSIDIARIES

                 COMPUTATION OF RATIO EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                            PERIOD         PERIOD
                                                                        FROM DECEMBER   FROM JANUARY      YEAR           YEAR
                                                                         16, 1999 TO     1, 1999 TO       ENDED          ENDED
                                                                         DECEMBER 31,   DECEMBER 15,   DECEMBER 31,   DECEMBER 31,
                                                                             1999           1999           1998           1997
                                                                         ------------   ------------   ------------   ------------

FIXED CHARGES:
     Interest Expense ................................................   $        124   $      1,721   $      1,939   $      1,987
     Interest included in cost of sales ..............................            428          9,836          8,877          3,453
     Rental Expense (1) ..............................................              0              0              0              0
                                                                         ------------   ------------   ------------   ------------
Total fixed charges before capitalization interest and
     preferred stock dividends of subsidiaries .......................   $        552   $     11,557   $     10,816   $      5,440
Preferred stock dividends of subsidiaries ............................              0              0              0              0
Capitalized interest .................................................             31            719            347          1,078
                                                                         ------------   ------------   ------------   ------------
     Total fixed charges .............................................   $        583   $     12,276   $     11,163   $      6,518
                                                                         ============   ============   ============   ============
EARNINGS AVAILABLE FOR FIXED CHARGES:
Earnings (2) .........................................................          4,147   $     22,939   $     20,432   $     10,927
Less undistributed income in minority owned companies ................              0              0              0              0
Add fixed charges before capitalized interest and preferred
     stock dividends of subsidiaries .................................            552         11,557         10,816          5,440
                                                                         ------------   ------------   ------------   ------------
Total earnings available for fixed charges ...........................   $      4,699   $     34,496   $     31,248   $     16,367
                                                                         ============   ============   ============   ============

Ratio of earnings to fixed charges (1) ...............................           8.06           2.81           2.80           2.51
                                                                         ============   ============   ============   ============


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         (1)      The ratio of earnings to fixed charges has been computed based on the Company's continuing operations by dividing total earnings available for fixed charges, excluding capitalized interest and preferred stock dividends of subsidiaries, by total fixed charges. Fixed charges consist of interest, including capitalized interest and preferred stock dividends of subsidiaries, and that portion of rental expense representative of the interest factor.

         (2)      Earnings reflect income before taxes.